CleanTech Innovations, Inc. Announces 3 Year Share Lockup Agreements with Entire Management Team and Insiders

NEW YORK, Dec. 17, 2010 /PRNewswire-FirstCall/ — CleanTech Innovations, Inc. (NASDAQ: CTEK - News; website: www.ctiproduct.com ), a U.S. company and a market leader in China's clean technology solutions in the wind tower industries, announced today that in conjunction with the Company’s listing on the NASDAQ Stock Market, CleanTech’s  entire management team and insiders have voluntarily entered into 3 year share lockup agreements, which prohibit them from selling any of their shares to the public markets for at least 3 years, through December 15, 2013.

CleanTech’s management team and insiders hold 15,122,000 shares of the Company’s common stock, which represent approximately 61% of the Company’s total shares issued and outstanding.

Ms. Bei Lu, Chairman & CEO of CleanTech commented: "CleanTech’s founders and management team are totally committed to building long term shareholders value. Our 3 year share lockup agreements reflect a high level of total commitment to the Company’s long term success with our public shareholders. We look forward to growing CleanTech’s highly profitable business for years to come.”

About CleanTech Innovations, Inc.

CleanTech Innovations, Inc. (NASDAQ: CTEK; website: www.ctiproduct.com) is a U.S. registered public company with primary operations in China. CleanTech designs and manufactures high performance clean technology products that promote renewable energy generation, energy savings and pollution reduction. CleanTech's products include wind turbine towers, bellows expansion joints and pressure vessels, which are broadly used in the wind power, steel, coking, petrochemical, high voltage electricity transmission and thermoelectric industries. CleanTech's longstanding customers include China Guodian, HuaNeng Energy, Sinosteel and other industrial leaders.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect CleanTech's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in CleanTech's filings with the Securities and Exchange Commission.

Corporate Contact

Mr. Jason Li
Corporate Communications
CleanTech Innovations, Inc.
Tel: 011-86- 157-1403-7180
Email: investors@ctiproduct.com
Website: www.ctiproduct.com